Exhibit 10.16

FORM OF FOURTH AMENDED AND RESTATED

TRADE NAME AND TRADEMARK LICENSE AGREEMENT

This Fourth Amended and Restated Trade Name and Trademark License Agreement (this “Agreement”) is dated as of [_], 2024 and is effective as of the pricing of the IPO (as defined herein) (the “Commencement Date”), and entered into by and between HFR, LLC, a Texas Limited Liability Company, (“Licensor”) and Hornbeck Offshore Services, Inc. a Delaware corporation (“Licensee”). Licensee and Licensor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Todd Hornbeck (“TODD HORNBECK”) also joins in this Agreement solely with respect to Section 5.5 of this Agreement.

This Agreement may be executed in two (2) or more counterparts on different dates but each shall be deemed an original, and all of which together shall constitute one and the same instrument. As used herein, the word “Affiliate” shall mean any entity, which controls, is controlled by, or is under common control with another entity. An entity is deemed to control another if it owns directly or indirectly at least fifty percent (50%) of (i) the shares entitled to vote at a general election of directors or other equivalent governing persons of such other entity, (ii) the voting interest in such other entity if such other entity does not have either shares or directors; or (iii) the entity’s financial statements are required by applicable regulations or accounting standards to be consolidated with the other entity for financial reporting purposes and are so consolidated.

WHEREAS, pursuant to (i) that certain Trade Name and Trademark License Agreement effective as of June 4, 1997 between Larry D. Hornbeck, on the one hand, and TODD HORNBECK and TROY HORNBECK, on the other hand, (ii) that certain Trade Name and Trademark License Agreement effective as of June 4, 1997 between TODD HORNBECK and TROY HORNBECK, on the one hand, and Hornbeck Offshore Services, Inc., on the other hand, (iii) that certain Assignment of Trade Names and Trademarks effective as of June 5, 1998 between Larry D. Hornbeck, on the one hand, and TODD HORNBECK and TROY HORNBECK, on the other hand, (iv) that certain Addendum to Trade Name and Trademark License Agreement effective as of June 5, 1998, by and between TODD HORNBECK and TROY HORNBECK, on the one hand, and Hornbeck Offshore Services, Inc., on the other hand, (v) that certain Amended and Restated Trade Name and Trademark License Agreement effective as of May 6, 2007, by and between TODD HORNBECK and TROY HORNBECK, on the one hand, and Licensee, on the other hand, (vi) that certain Assignment of Trademarks effective as of July 17, 2012 between TODD HORNBECK and TROY HORNBECK, on the one hand, and Licensor, on the other hand, (vii) that certain Second Amended and Restated Trade Name and Trademark License Agreement effective as of September 28, 2012, by and between Licensor and Licensee, (vii) that certain Addendum to Assignment of Trademarks effective as of March 29, 2020 between TODD HORNBECK and TROY HORNBECK, on the one hand, and Licensor, on the other hand, (viii) that certain Acknowledgement and Agreement effective as of March 29, 2020 among Hornbeck Offshore Services, LLC, Licensee, and Licensor, and (ix) that certain Third Amended and Restated Trade Name and Trademark License Agreement, dated as of September 4, 2020, by and between Licensor and Hornbeck Offshore Operators, LLC (the “2020 License Agreement”), (the agreements described in the foregoing (i) through (ix), collectively, the “Prior Agreements”), Licensor or its predecessor in interest has acquired the right and license to use, and to sublicense to others to use, the following trade names and trademarks: (1) HORNBECK, (2) HORNBECK OFFSHORE, (3) HORNBECK OFFSHORE SERVICES, (4) HOS, (5) HOSS, (6) HOSMAX, (7) logos in the style of a horse’s head, examples of which are attached as Exhibit “D”, and variations thereof (collectively “Common Law Marks”), all as utilized by Licensor, or by its predecessors in interest, in the identification, promotion, advertising, marketing, and operating of its various offshore marine services;

WHEREAS, pursuant to that certain Assignment of Trade Names and Trademarks effective as of June 5, 1998 and between Larry D. Hornbeck, as Assignor, and TODD HORNBECK and TROY HORNBECK, as Assignees, acquired the assignment of the Common Law Marks, all as utilized by Licensor, or by its predecessors in interest, in the identification, promotion, advertising, marketing, and operating of its various offshore marine services;

WHEREAS, Licensor is the owner of the registered trademarks, service marks, domain names, icons and logos, and applications for any of the foregoing, that consist of, incorporate, use, are similar to, or are a variation, derivation or acronym of, the Hornbeck name, including (1) HORNBECK, (2) HORNBECK OFFSHORE, (3) HORNBECK OFFSHORE SERVICES, (4) HOS, (5) HOSS, (6) HOSMAX, and (7) logos in the style of a horse’s head, examples of which are attached as Exhibit “D” (alone or with other word and/or design elements), including the trademarks identified in Exhibit “A” and goodwill associated therewith, in each case solely as used in connection with the Business on the date hereof, other than to the extent the same is used as of the date hereof solely for use as part of the Hornbeck family ranch (collectively, the “Registered Marks”);

WHEREAS, Licensor or its predecessor in interest owns certain trade names, including those identified in Exhibit “B” and goodwill associated therewith (the “Trade Names”);

WHEREAS, Licensor is desirous of protecting the goodwill associated with the Common Law Marks and Registered Marks, to prevent dilution of the Common Law Marks and Registered Marks, and to prevent customer confusion as to the source of goods and services associated with the Common Law Marks and Registered Marks;

WHEREAS, Licensee desires to use certain trademarks or service marks that incorporate the Common Law Marks and the Registered Marks, and may wish to adopt additional marks in the future which compromise or contain the words or symbols (1) HORNBECK, (2) HORNBECK OFFSHORE, (3) HORNBECK OFFSHORE SERVICES, (4) HOS, (5) HOSS, (6) HOSMAX, and (7) logos in the style of a horse’s head, examples of which are attached as Exhibit “D” (alone or with other word and/or design elements), which are derived from the Common Law Marks and the Registered Marks (the “Additional Marks”);

WHEREAS, Licensee desires to secure an exclusive right and license to use the Common Law Marks, Registered Marks, Additional Marks and Trade Names in connection with the identification of Licensee’s business interests located within the territory defined in Exhibit “C” (the “Territory”); and

WHEREAS, Licensor is willing to grant Licensee a license under the terms and conditions set forth below.

NOW, THEREFORE, intending to be legally bound, for valuable consideration, including the License Fee (as defined below), the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

Grant of License

1.1 License of Trademarks. Licensor hereby grants to Licensee on the terms set forth herein an exclusive, irrevocable (subject to Licensor’s termination rights set forth in Article 5 hereof), transferable (subject to Section 8.3) license to use, and to sublicense to others to use as limited herein, the Common Law Marks, Registered Marks, and Additional Marks (the “Licensed Marks”) to identify, promote, advertise, market, sell, provide, operate, merchandise and otherwise commercialize any and all goods and services of Licensee in the business of providing the services of offshore supply vessels, or offshore service vessels (including, without limitation, crew boats, fast supply vessels, multi-purpose support vessels, flotels, services to Military Sealift Command, construction vessels, anchor handling towing supply vessels, tugs, double hulled tank barges and double hulled tankers or other complementary offshore marine vessels) or any other marine vessel business, including any logistics services related thereto or any ancillary, complementary or related line of business (collectively, the “Business”), anywhere in the Territory, subject to the terms and conditions of this Agreement. Licensee may use the Licensed Marks in combination with one or more of Licensee’s trademarks or trade names. This license specifically includes the right of Licensee to use said Licensed Marks in its corporate names and the right to permit its Affiliates to use said Licensed Marks subject to compliance with the other provisions of this Agreement and the right to use Additional Marks for which applications for registration are made in the future.

1.2 License of Trade Names. Licensor hereby grants to Licensee on the terms set forth herein an exclusive, irrevocable (subject to Licensor’s termination rights set forth in Article 5 hereof), transferable (subject to Section 8.3) license to use, and to sublicense to others to use, the Trade Names to identify, promote, advertise, market, sell, provide, operate, merchandise and otherwise commercialize any and all goods and services of Licensee in the Business anywhere in the Territory, subject to the terms and conditions of this Agreement. Licensee may use the Trade Names in combination with one or more of Licensee’s trademarks or trade names. This license specifically includes the right of Licensee to use said Trade Names in its corporate names and the right to permit its Affiliates to use said Trade Names subject to compliance with the other provisions of this Agreement.

1.3 License Fee. As consideration for the licenses provided above, Licensee shall pay to Licensor a one-time payment of $10 million (Ten Million Dollars) (the “License Fee”), by wire transfer of immediately available funds in accordance with the written wire instructions provided by Licensor to Licensee, which shall be payable at the pricing of the initial public offering of Licensee (the “IPO”) and simultaneously with the execution and delivery of the underwriting agreement by Licensee in connection with the IPO (the “Pricing Date”). This Agreement amends and restates the 2020 License Agreement. The 2020 License Agreement shall continue in full force and effect in accordance with its terms until the Commencement Date and shall terminate upon the Commencement Date. On the Pricing Date, in addition to the License Fee, to the extent not previously paid by Licensee to Licensor under the 2020 License Agreement, Licensee shall pay to Licensor an amount equal to (a) $250,000, representing the amount of the Base Fee (as defined in the 2020 License Agreement) payable on the last day of the third quarter for 2024, plus (b) the pro-rated Performance Fee (as defined in the 2020 License Agreement) due and payable to Licensor pursuant to the terms of the 2020 License Agreement.

Article 2

Quality Control

2.1 Quality Standards.

(a) Licensee acknowledges the importance of maintaining the standards of quality and service so as not to diminish the value of the Licensed Marks and Trade Names. Accordingly, Licensee agrees that the quality of all goods and services associated with or bearing the Licensed Marks or offered under the Trade Names will conform with the reasonable quality standards, as set out by Licensor from time to time that are intended to and have the result of preserving Licensor’s goodwill in the Licensed Marks and Trade Names. Licensee acknowledges that maintenance of the quality of the goods and services provided under the Licensed Marks and Trade Names enhances the business of Licensee as well as the business of Licensor.

(b) Unless written consent of Licensor is first obtained (which consent may be withheld in Licensor’s sole discretion), Licensee shall not use the Licensed Marks or Trade Names in combination with any other name, marks, likeness, images, or the like in a manner that is offensive or that could tarnish the name or reputation of Licensor or its Affiliates, in each case, as reasonably determined by Licensor.

2.2 Quality Control. Licensor shall exercise control over the quality of the goods and services provided by Licensee under the Licensed Marks or Trade Names. Licensor shall have the right to exercise quality control as to such goods and services under reasonable circumstances and in a reasonable manner.

2.3 Cooperation. Licensee shall cooperate with Licensor’s control of the nature and quality of the goods and services provided under the Licensed Marks and Trade Names, and will permit reasonable inspection of Licensee’s use of the Licensed Marks and Trade Names in connection with the goods and services provided thereunder.

2.4 Applicable Laws. Licensee shall comply with all applicable laws and regulations and shall obtain and maintain all necessary or appropriate government approvals pertaining to the operations of Licensee’s business and to Licensee’s goods and services.

Article 3

Protection of the Licensed Marks and Trade Names

3.1 Notice. Licensee agrees to notify Licensor promptly of any unauthorized use, infringement or dilution of the Licensed Marks or the Trade Names by others, as soon as practically possible after the unauthorized use of the Licensed Marks or the Trade Names comes to Licensee’s attention, and to report all details in Licensee’s possession concerning the kind and character of the unauthorized use, infringement or dilution. For so long as TODD HORNBECK is Chairman, President or CEO of Licensee, Licensor shall be deemed to have been notified of such unauthorized use upon the first knowledge thereof as a result of sharing such information in meetings in which TODD HORNBECK and other of Licensee’s Executive Officers participate.

3.2 Enforcement Proceedings.

(a) During the Term of this Agreement, Licensee shall, at its sole cost, take all reasonable and necessary action, including without limit, the initiation of legal proceedings, in order to protect the Licensed Marks and Trade Names from unauthorized use, infringement or dilution by third parties in the offshore marine transportation services industry and other businesses related thereto. Licensor shall convey to Licensee any power of attorney or other power or cooperation required by Licensee in order to take action required hereby. If Licensee breaches its obligation under this clause, Licensor may, in its sole discretion, take actions it deems to be reasonably necessary in order to protect the Licensed Marks and Trade Names and Licensee shall reimburse to Licensor all costs incurred thereby.

(b) All damages, awards, and settlement proceeds which result from an action brought by Licensee pursuant to Section 3.2(a) shall belong entirely to Licensee. In the event that Licensee breaches its obligations under Section 3.2(a) and as a result thereof Licensor brings a legal action against a third party, then all damages, awards and settlement proceeds resulting from the action brought by Licensor shall belong entirely to Licensor.

3.3 Maintenance of the Licensed Marks. During the Term of this Agreement Licensee shall, at its sole cost and expense, maintain the effectiveness of all state or federal trademark registrations affecting the Licensed Marks and Trade Names at the Commencement Date such that upon the Termination Date, any such federal or state trademark registrations shall be deemed to be in full force and effect and duly registered in the name of Licensor. Licensee shall, at the request of Licensor and at Licensee’s expense, execute and deliver such further documents and legal instruments, and do all other things reasonably necessary to secure any registration of the Licensed Marks and Trade Names in the name of Licensor and/or to enforce Licensor’s rights and interest in and to the Licensed Marks and Trade Names and the associated goodwill, including without limitation executing and delivering any and all powers of attorney, applications, declarations and affidavits. Licensor shall, at Licensee’s sole cost and expense, execute and deliver to Licensee all documents and legal instruments and do all other things reasonably necessary as reasonably requested by Licensee to secure and/or maintain any registration of the Licensed Marks and Trade Names in the name of Licensor and/or to enforce Licensor’s rights and interest in and to the Licensed Marks and Trade Names and associated goodwill, including without limitation executing and delivering any and all powers of attorney, applications, declarations and affidavits consistent with the purpose and intent of this Agreement.

Article 4

Representations And Warranties

4.1 Warranty of Title; Right to Grant Licenses. Licensor represents and warrants that (a) Licensor owns or possesses a valid and assignable right or license to use in the Business conducted by Licensee on the Commencement Date, all of the Licensed Marks and Trade Names and (b) Licensor has the right to grant the licenses granted under Article 1. Licensor acknowledges and agrees that it will not at any time do or cause to be done, directly or indirectly, any act or thing impairing or tending to impair any part of its right, title, and interest in or to the Licensed Marks and Trade Names (including allowing any sale, lease, license, sublicense, modification, termination, abandonment, lapse, transfer or disposal of, or creation of a security interest or other lien on, the Licensed Marks and Trade Names) or otherwise impair its right to grant the licenses granted under Article 1.

4.2 Other Intellectual Property. Licensor represents and warrants that, following the Commencement Date and until the Termination Date, Licensor will not hold, directly or indirectly, any right, title or interest in or to, or any right to use, any and all intellectual property rights in any jurisdiction throughout the world, whether registered, granted, issued, applied for, unissued or unregistered, including any patents, trademarks, service marks, trade names, trade dress and other source identifiers, domain names, copyrights, design rights, inventions, original works of authorship, trade secrets, confidential information, know-how, software, licenses and any and all other intellectual property or proprietary rights and interests, necessary for the operation of the Business, in each case except for Licensor’s rights to the Licensed Marks and Trade Names licensed to Licensee pursuant to Article 1.

Article 5

Term and Termination

5.1 Term. Unless terminated sooner as provided herein, the term of this Agreement and the license granted hereby shall commence on the Commencement Date and shall continue in force and effect until the ten (10) year anniversary of the Commencement Date (the “IP Term”). Licensee shall have the right, but not the obligation, to extend this Agreement for additional 10-year periods (each, an “Extension Term”) by delivery of written notice (an “Extension Notice”) to Licensor on or prior to the date that is two (2) years prior to the expiration of the IP Term (or any applicable Extension Term) (the “Extension Deadline”), and by paying to Licensor an amount equal to $10 million (Ten Million Dollars), as adjusted for inflation for the ten-year period following the Commencement Date (or the commencement of any applicable Extension Term) based on the Consumer Price Index as published by the United States Bureau of Labor Statistics (the “CPI” and such fee, as adjusted, the “Extension Fee”), by wire transfer of immediately available funds, in each case prior to the expiration of the IP Term or the then-current Extension Term, provided that TODD HORNBECK is the Chief Executive Officer or Chairman of Licensee at the time such Extension Term is to become effective or as otherwise agreed between the Parties provided further that the Parties are not otherwise in a Winddown Period. If TODD HORNBECK is not the Chief Executive Officer or Chairman of Licensee upon the expiration of the IP Term or the then-current Extension Term, Licensee shall not have the right to extend this Agreement and any Extension Notice delivered prior thereto shall be null and void. For avoidance of doubt, to the extent applicable each successive Extension Fee following the expiration of the IP Term and any Extension Term shall in each case be adjusted for inflation for the applicable period based on the CPI. “Term” as used herein means the IP Term, the Extension Term, and any Winddown Period.

5.2 Termination for Default. Upon Licensee’s material breach of this Agreement and failure to take all available measures to cure such material breach within sixty (60) days after Licensee’s receipt of written notice of such material breach from Licensor, Licensor may terminate this Agreement upon giving written notice to Licensee.

5.3 Termination without Cause by Licensee. Licensee may terminate this Agreement, with or without cause, upon giving written notice to Licensor.

5.4 Termination by Departure. Licensor may terminate this Agreement upon giving written notice to Licensee:

(a) If TODD HORNBECK is terminated by Licensee from his role as Chairman, Chief Executive Officer or President of Licensee, or is otherwise relieved of all material authority as Chairman, Chief Executive Officer or President of Licensee for any reason (except for the events set forth in Section 5.4(b)) (a “Termination Without Cause”); or

(b) If TODD HORNBECK is terminated by the Licensee from his role as Chairman, Chief Executive Officer and President of Licensee, or is otherwise relieved of all material authority as Chairman, Chief Executive Officer and President of Licensee due to being terminated for Cause (as defined in that certain employment agreement, dated as of even date herewith, by and between TODD HORNBECK and Licensee (the “Employment Agreement”) (or any subsequent employment agreement between TODD HORNBECK and Licensee then in effect), as Chairman, President or CEO of Licensee (a “Termination For Cause”); or

(c) If TODD HORNBECK resigns his role as Chairman, Chief Executive Officer, and President of Licensor (other than a resignation from any of the foregoing following a Termination Without Cause) (a “Voluntary Termination”).

5.5 Effect of Termination. If this Agreement is terminated in accordance with this Article 5, or if Licensee does not deliver an Extension Notice by the Extension Deadline as contemplated by Section 5.1, Licensee shall have a period of time to winddown its use of the Licensed Marks and Trade Names as set forth below (the “Winddown Period”):

(a) during the IP Term:

(i) in the case of a Termination Without Cause in accordance with Section 5.4(a), (A) if such Termination Without Cause occurs within the first year of the IP Term, then the Winddown Period shall begin on the first (1st) anniversary of the IPO and shall conclude on the third (3rd) anniversary of the IPO, or (B) if such Termination Without Cause occurs later than the first (1st) anniversary of the IP Term, then the Winddown Period shall be the two (2) years following the date that notice of termination is validly given by a Party to the other Party;

(ii) in the case of a Termination For Cause in accordance with Section 5.4(b), (A) if within the first three (3) years of the IP Term, then the Winddown Period shall commence on the 3rd anniversary of the IP Term, and shall conclude until the fifth (5th) anniversary of the IPO, or (B) if later than the third (3rd) anniversary of the IP Term, then the Winddown Period shall be the two (2) years following the date that notice of termination is validly given by a Party to the other Party;

(iii) in the case of a Voluntary Termination in accordance with Section 5.4(c), (A) if within the first three (3) years of the IP Term, then the Winddown Period shall commence on the 3rd anniversary of the IP Term and shall conclude until the fifth (5th) anniversary of the IPO, or (B) if later than the third (3rd) anniversary of the IP Term, then the Winddown Period shall be the two (2) years following the date that notice of termination is validly given by a Party to the other Party;

(b) during an Extension Term:

(i) in the case of a Termination Without Cause in accordance with Section 5.4(a), (A) if within the first year of the Extension Term, then the Winddown Period shall be three (3) years from beginning of the Extension Term if such Termination Without Cause occurs during the first year of the Extension Term, or (B) if later than the first (1st) year of the Extension Term, then the Winddown Period shall be the two (2) years following the date that notice of termination is validly given by a Party to the other Party;

(ii) in the case of a Termination For Cause in accordance with Section 5.4(b) or a Voluntary Termination in accordance with Section 5.4(c), (A) if within the first three (3) years of the Extension Term, then the Winddown Period shall commence on the 3rd anniversary of the Extension Term and shall last until the fifth (5th) anniversary of the Extension Term, or (B) if later than the third (3rd) year of the Extension Term, then the Winddown Period shall be the two (2) years following the date that notice of termination is validly given by a Party to the other Party;

(c) in the event of any a termination pursuant to Section 5.2 or Section 5.3, then the Winddown Period shall begin upon such termination and continue for two (2) years after the date of such termination; and

(d) in the event that Licensee does not deliver an Extension Notice, then the Winddown Period shall begin upon the Extension Deadline and continue for two (2) years after the date of such Extension Deadline until the expiration of the IP Term or the applicable Extension Term.

Within thirty (30) days of the commencement of a Winddown Period, Licensee shall make a public statement of its new name that does not use or incorporate any of the Licensed Marks or Trade Names and begin immediately implementing the change in name, and shall use commercially reasonable efforts to wind-down the use of the Licensed Marks and Trade Names. Licensee shall not commence any new use of the Licensed Marks or Trade Names during the Winddown Period, regardless of whether such use would have been permitted during the IP Term, other than incidental new uses of the Licensed Marks and Trade Names in furtherance of implementing the change in name and winding down the use of the Licensed Marks and Trade Names in a manner that does not tarnish, disparage or harm the goodwill and reputation of the Licensed Marks or Trade Names or any part thereof. Following the expiration of a Winddown Period, Licensee shall cease all uses of the Licensed Marks and Trade Names, and Licensee shall not have any right or license under this Agreement to use the Licensed Marks or Trade Names in any manner. For the avoidance of doubt, during the Winddown Period the license granted by Licensor to Licensee shall be exclusive in the field for use in the Business within the Territory, it being understood that Licensor and TODD HORNBECK shall continue to retain all rights to use the Licensed Marks and Trade Names outside of the field and the Business. Except as set forth in the preceding sentence, during the Winddown Period the license granted to Licensee pursuant to this Agreement shall continue subject to the other terms under this Agreement. Notwithstanding the foregoing all other obligations of TODD HORNBECK with respect to the restrictive covenants set forth in the Employment Agreement (or any subsequent employment agreement between TODD HORNBECK and Licensee then in effect) shall remain in full force and effect. Except as set forth below, no additional fee or other amount shall be payable by Licensee for the use of the Licensed Marks or Trade Names during the Winddown Period. Following the expiration of the Term, (i) this Agreement shall terminate; (ii) all right, title and interest in and to the Licensed Marks, and Trade Names will revert to and shall be shall be vested in Licensor in good standing such that Licensor shall be able to freely use, register and assign the Licensed Marks and Trade Names in all respects worldwide,; and (iii) except as otherwise expressly provided in this Agreement, Licensee will have no right or license to use any of the Licensed Marks and Trade Names in any manner, except as may be set forth in any new license agreement that may be entered into between the Licensor and Licensee. For the avoidance of doubt, Licensor shall have no obligation to enter into any such license agreement with Licensee or any other third party or negotiate with Licensee or any other third party with respect thereto following the expiration of the Term, Extension Term, or Winddown Period, as applicable. In the event that any Winddown Period triggered by a Termination Without Cause or termination pursuant to Section 5.2 or Section 5.3 extends beyond the expiration of the IP Term or any Extension Term, as applicable, then Company shall pay to Licensor, by wire transfer of immediately available funds, an amount equal to the Liquidated Damages Fee (defined below; provided that the Annual Fee and Performance Fee for any portion of a successive fiscal year shall not be doubled), pro-rated for the number of days that the Winddown Period extends beyond the expiration of the IP Term or any Extension Term. For the avoidance of doubt, in the event that any Winddown Period triggered by a Termination for Cause or Voluntary Termination extends beyond the expiration of the IP Term or any Extension Term, Licensee shall not be required pay additional amounts to Licensor for such additional time.

Article 6

Ownership

6.1 Licensee acknowledges that, as between the Parties, Licensor owns the Licensed Marks, and the goodwill associated therewith. Licensee agrees that it will do nothing inconsistent with such ownership of Licensor, except as may be permitted by this Agreement. Licensee agrees that nothing in this Agreement shall give Licensee any right, title, or interests in the Licensed Marks other than the right to use the Licensed Marks pursuant to the terms and conditions of this Agreement. Licensee agrees that it will not contest the ownership rights of Licensor in the Licensed Marks. Licensee agrees that any use by Licensee of the Licensed Marks and all goodwill arising from the use, shall be solely for, and inure to the benefit of, Licensor.

6.2 Licensee further acknowledges that, as between the Parties, Licensor owns the Trade Names, and the goodwill associated therewith. Licensee agrees that it will do nothing inconsistent with such ownership of Licensor. Licensee agrees that nothing in this Agreement shall give Licensee any right, title, or interests in the Trade Names other than the right to use the Trade Names pursuant to the terms and conditions of this Agreement. Licensee agrees that it will not contest the ownership rights of Licensor in the Trade Names. Licensee agrees that any use by Licensee of the Trade Names and all goodwill arising from the use, shall be solely for, and inure to the benefit of Licensor.

Article 7

Sublicense

7.1 Sublicense. Licensee may sublicense to any of its Affiliates the rights conveyed in this Agreement; provided, that Licensee shall provide written notice to Licensor promptly following any such sublicense. Licensee may sublicense the rights conveyed in this Agreement to a non-Affiliate only with the prior written consent of Licensor, which consent may be withheld or granted in the sole discretion of Licensor. Any sublicense conveyed by Licensee without the required prior written consent of Licensor shall be null and void.

Article 8

Liquidated Damages

8.1 Liquidated Damages for Licensor. Following the expiration of the Term (including any Extension Term, or the conclusion of the Winddown Period, as applicable), in the event that Licensee (a) knowingly and intentionally continues to use any of the Licensed Marks or Trade Names in a manner that would constitute trademark infringement under applicable law, (b) is material to Licensor’s rights to the Licensed Marks, or Trade Names and (c) is not cured within sixty (60) days following notice from Licensee to the extent such breach is capable of being cured, then, as liquidated damages for the infringement of the Licensee’s rights and not as a penalty, Licensee shall pay an Annual Fee and Performance Fee (each as defined on Schedule 8.1) (in the aggregate, the “Liquidated Damages Fee”) to Licensor for each fiscal year in which such use occurs. Following the expiration of the Term, including any Extension Term (and any applicable Winddown Period), Licensee shall be permitted to use the Licensed Marks and Trade Names solely to refer factually to the historical name of Licensee, in government filings, for internal purposes on books and records, and for other uses that constitute nominative fair use under applicable law; provided that Licensee shall not use the Licensed Marks or Trade Names for any public-facing purpose (other than for historical reference to Licensee’s prior name) or in any manner that tarnishes, disparages or harms the goodwill and reputation of the Licensed Marks or Trade Names or any part thereof. For the avoidance of doubt, following the expiration of the Term (or any Extension Term, as applicable) or the conclusion of the Winddown Period, as applicable, Licensee shall not be obligated to pay the Liquidated Damages Fee for any de minimis use of any Licensed Marks or Trade Names (e.g., where a trademark included in the Licensed Marks is mistakenly registered by Licensee due to clerical error). Upon discovery of any such de minimis use of any Licensed Marks or Trade Names, Licensee shall attempt to cure any such de minimis use. Licensee shall not knowingly and intentionally make an economic decision to suffer the Liquidated Damages Fee rather than curing a default of the Agreement following the Winddown Period. The parties acknowledge and agree that the harm caused by a breach by Licensee contemplated by this Section 8.1 would be impossible or very difficult to accurately estimate, and that the Liquidated Damages Fee is a reasonable estimate of the anticipated or actual harm that might arise from such a breach. The payment of the Liquidated Damages Fee (or any portion thereof) shall not relieve Licensee of any of its obligations and agreements set forth in this Agreement, including its obligation to cease all uses of the Licensed Marks, or Trade Names after the Term, and Licensee shall remain fully liable for any breach of such obligations and agreements. Licensee shall pay all attorneys’ fees and costs incurred by Licensor to obtain enforcement of the obligation to cease use of the Licensed Marks or Trade Names through injunctive relief and/or collection of the Liquidated Damages Fee.

8.2 Liquidated Damages for Licensee. In the event that (a) Licensor materially breaches this agreement, and the breach remains uncured for 60 days following notice from Licensee, or (b) Licensor tarnishes, disparages, or otherwise harms the goodwill of any Licensed Marks or Trade Names, then, as liquidated damages for such act and not as a penalty, Licensor shall pay the Company $10 million (Ten Million Dollars). Licensor shall not knowingly and intentionally make an economic decision to suffer the $10 million (Ten Million Dollars) liquidated damages fee rather than curing a default of the Agreement following the Winddown Period. The parties acknowledge and agree that the harm caused by a breach by Licensor contemplated by this Section 8.2 would be impossible or very difficult to accurately estimate, and that the amount set forth in this Section 8.2 is a reasonable estimate of the anticipated or actual harm that might arise from such a breach.

Article 9

Miscellaneous

9.1 Notices. Any notices required or permitted to be given under this Agreement shall be deemed sufficiently given if hand delivered with receipt acknowledged, mailed by certified or registered mail postage prepaid, return receipt requested, or by electronic mail with confirmation of transmission, and addressed as follows:

To Licensor:	HFR, LLC

103 Northpark Blvd., Suite 300

Covington, LA 70433

Telephone: (985) 727-2000

Fax: (985) 727-2006

Attention: Todd Hornbeck

With a copy (which shall not constitute notice) to:

Herrick, Feinstein LLP

2 Park Avenue

New York, NY 10016

Attention: Irwin A. Kishner, Esq.

Email: ikishner@herrick.com

To Licensee:	Hornbeck Offshore Services, Inc.

103 Northpark Blvd., Suite 300

Covington, LA 70433

Telephone: (985) 727-2000

Attention: Samuel A. Giberga, General Counsel

Email:

Either Party may change its address for notification purposes by giving the other Party written notice of the new address change and the date upon which it will become effective.

9.2 Severability. If any of the provisions of this Agreement are determined to be invalid or unenforceable under present or future laws effective during the term of this Agreement, such invalidity or unenforceability will not invalidate or render unenforceable the remainder of the Agreement, but rather the entire Agreement will be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the Parties shall be construed and enforced accordingly. The parties hereby acknowledge that if any provision of this Agreement is determined to be invalid or unenforceable, it is their desire and intention that such provision be reformed and construed in such a manner that it will, to the maximum extent practical, be deemed valid and enforceable.

9.3 Assignments. Licensor shall have the right, in its sole discretion, to assign its rights under this Agreement to any principal, member, trust, trustee or administrator of Licensor or to the executor or administrator of TODD HORNBECK’s estate and TROY HORNBECK’s estate or the beneficiaries thereof following the death of TODD HORNBECK and TROY HORNBECK. Licensee may assign this Agreement (a) to any Affiliate or (b) in connection with a sale of all or substantially all of the assets of the Business (whether by sale of assets, operation of law, stock sale, merger, reorganization or change of control); provided, that Licensee (i) delivers notice to Licensor of such assignment reasonably promptly thereafter and (ii) shall be responsible for any failure of such assignee to perform its obligations under this Agreement. Except as provided under this Section 8.3, Licensee may not assign this Agreement to a non-Affiliate without the prior written consent of Licensor, which consent may be withheld or granted in the sole discretion of Licensor. Any assignment conveyed by Licensee without the required prior written consent of Licensor shall be null and void. Any assignee must assume all obligations of the assigning party in connection with this Agreement and shall have executed and agreed to be bound by the terms of this Agreement in substantially the same form as is set forth herein. Any assignments not made in accordance with this Agreement shall be void.

9.4 Section Headings, Number and Gender. The Section headings are for convenience of reference only and shall not constitute a part hereof. Whenever the context requires, references in this Agreement to the singular number shall include the plural, and the plural number shall include the singular, and words denoting gender shall include the masculine, feminine and neuter.

9.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. The federal and state courts in Delaware shall have exclusive jurisdiction over disputes with respect to this Agreement.

9.6 Further Assurances. At and from time to time after the Commencement Date, at the request of Licensee, but without further consideration, Licensor shall execute and deliver such other instruments of conveyance, license, assignment, transfer and delivery and take such other action as Licensee may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

9.7 Warranty of No Brokers. Each Party represents and warrants to the other Party that it has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other like payment in connection with this Agreement or the transactions contemplated hereby, for which the other Party will have any liability, and each Party agrees to indemnify and hold the other Party harmless against and in respect to any such obligation or liability based in any way on any agreement, arrangement, or understanding claimed to have been made by such Party with any third party.

9.8 Non-Waiver. The delay or omission of any Party to exercise rights or powers under this Agreement shall not impair any such right or power and shall not be construed to be a waiver of any event of default or acquiescence therein. No waiver of any default shall be construed, taken or held to be a waiver of any other default or waiver, acquiescence in, or consent to any further or succeeding default of the same nature.

9.9 Successors and Assigns. This Agreement and all of the terms and provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors and permitted assigns.

9.10 Merger and Amendments. This Agreement contains the entire understanding and agreement of the Parties and supersedes any prior understandings and written or oral agreements between them respecting this subject matter, including the Prior Agreements.

9.11 Amendment. This Agreement may be amended only by the written consent of the Parties.

9.12 No Partnership. No individual, partnership, joint venture, corporation, trust or other unincorporated entity or organization, not a Party to this Agreement, shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

9.13 Specific Performance. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement may give rise to irreparable harm to the other Party, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a permanent or temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security). The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Commencement Date.

LICENSOR:

HFR, LLC

By:
Todd M. Hornbeck
Member

LICENSEE:

Hornbeck Offshore Services, Inc.

By:
Samuel A. Giberga
Executive Vice President and General Counsel

The undersigned has executed this Agreement as of the Effective Date for the sole purpose of agreeing to Section 5.5 of this Agreement.

By:
Todd M. Hornbeck

[Signature Page License Agreement]

EXHIBIT “A”

Trademark Registrations

LICENSOR’S TRADEMARKS AND SERVICE MARKS

COUNTRY	MARK	REGISTRATION NO.	REGISTRATION DATE
U.S.	HORNBECK OFFSHORE	2757850	09/02/2003

U.S.	HORNBECK OFFSHORE SERVICES	2754828	08/26/2003

U.S.	HOS	2622910	09/24/2002

U.S.	Horse Head Design Logo	2575178	06/04/2002

U.S.	HOS & Design	2622908	09/24/2002

U.S.	H O S Design Logo	2754829	08/26/2003

U.S.	HOSMAX	4527849	05/13/2014

U.S.	HOSMAX & Design (color)	4527850	05/13/2014

U.S.	HOSMAX & Design (black & white)	4527851	05/13/2014

Trinidad & Tobago	HORNBECK	34290	08/05/2004

Trinidad & Tobago	HORNBECK OFFSHORE	34289	07/20/2005

Trinidad & Tobago	HORNBECK OFFSHORE SERVICES	34291	06/30/2005

Trinidad & Tobago	HOS &Device	34287	03/31/2005

Trinidad & Tobago	H O S HORNBECK OFFSHORE SERVICES & Design	34288	08/11/2005

Trinidad & Tobago	H O S HORNBECK OFFSHORE & Design	34292	03/14/2006

Mexico	HORNBECK OFFSHORE SERVICES	1098272	10/01/2008

Mexico	H O S & Design (circle)	1105451	10/01/2008

COUNTRY	MARK	REGISTRATION NO.	REGISTRATION DATE
Mexico	HORNBECK OFFSHORE	1107003	10/01/2008

Mexico	HO S & Design (no circle)	1105453	10/01/2008

Mexico	Horse Head Design	1105450	10/01/2008

Mexico	HOS &Design	1103641	10/01/2008

Mexico	HOS Logo	1105452	10/01/2008

EXHIBIT “A” - (continued)

LICENSOR’S TRADEMARKS AND SERVICE MARKS, continued:

1.	Hornbeck

2.	Hornbeck Offshore

3.	Hornbeck Offshore Services

4.	HOS

5.	HOSS

6.	HOS and Design

7.	Horsehead Logo - (Plain)

8.	Hornbeck Offshore Services, Inc. and Design

9.	Horsehead Logo Enclosed by Circle

10.	HOS Hornbeck Offshore and Design

11.	Horsehead Logo-Enclosed by Bold Circle

EXHIBIT “B”

LICENSOR’S TRADE NAMES

1.	Hornbeck

2.	Hornbeck Offshore

3.	Hornbeck Offshore Services

4.	HOS

5.	HOSS

B-1

EXHIBIT “C”

TERRITORY

The Territory shall be worldwide.

C-1

EXHIBIT “D”

HORSE HEAD LOGO

D-1

D-2

SCHEDULE 8.1

LIQUIDATED DAMAGES

(a) The Annual Fee and Performance Fee for each successive fiscal year that use any of the Licensed Marks or Trade Names by Licensee continues shall be 2x the Annual Fee and Performance Fee, respectively, for the prior fiscal year.

(b) To the extent payable, (i) the first “Annual Fee” shall be $2 million, payable quarterly in accordance with the payment schedule set forth in the 2020 License Agreement (the “Annual Fee”) and (ii) the “Performance Fee” shall be based on audited EBITDA of the Company beginning with the fiscal year in which the applicable payment event occurred, and shall be an amount equal to 0.5% of EBITDA in excess of $100 million (One Hundred Million Dollars) if audited EBITDA is over $100 million (One Hundred Million Dollars) for the applicable fiscal year, payable on March 15 of the subsequent year. For illustrative purposes, (1) if audited EBITDA for any such fiscal year is $150 million (One Hundred Fifty Million Dollars), then Licensor shall receive a payment of $250,000 (Two Hundred Fifty Thousand Dollars) (i.e., 0.5% (one half percent) of $50 million (Fifty Million Dollars), representing 0.5% (one half percent) of the amount of EBITDA over $100 million (One Hundred Million Dollars)); and (2) if audited EBITDA is $75 million (Seventy Five Million Dollars) then no Performance Fee is payable. For avoidance of doubt, the Annual Fee (to the extent payable) shall be payable regardless of audited EBITDA for the applicable fiscal year.

(c) Any Annual Fee or Performance Fee (or portion there) which is not paid when due shall bear interest equal to 5% per annum, calculated based on the number of days such payment is delinquent.